UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 9, 2023

NOODLES & COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-35987	84-1303469
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

520 Zang Street, Suite D
Broomfield,	CO	80021
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 214-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	NDLS	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2023, the Board of Directors (the “Board”) of Noodles & Company (the “Company”) appointed Drew Madsen, 67, as the Company’s interim Chief Executive Officer, effective immediately. Mr. Madsen has served as a member of the Board since September 2017 and will continue to serve as a member of the Board while he is the interim Chief Executive Officer. The Board will conduct a comprehensive search process to identify a permanent Chief Executive Officer with the assistance of an executive search firm.

In connection with his appointment as interim Chief Executive Officer, the Company entered into an offer letter with Mr. Madsen, dated November 9, 2023 (the “Offer Letter”). Mr. Madsen will serve as interim Chief Executive Officer until the earlier of the one-year anniversary of his appointment as interim Chief Executive Officer or the date a permanent Chief Executive Officer commences employment with the Company. For his role as interim Chief Executive Officer, Mr. Madsen will receive the following compensation and benefits: (i) an annual base salary of $669,500 and (ii) a grant of restricted stock units pursuant to the Company’s 2023 Stock Incentive Plan (the “2023 Plan”) with respect to 100,000 shares of the Company’s common stock, which units will vest upon the earlier of the date a permanent Chief Executive Officer commences employment with the Company or a change in control (as defined in the 2023 Plan). In addition, commencing on May 1, 2024, Mr. Madsen is entitled to receive a grant of restricted stock units pursuant to the 2023 Plan with respect to 10,000 shares of the Company’s common stock on the first day of each month on which he continues to serve as interim Chief Executive Officer, which units will vest upon the earlier of the date a permanent Chief Executive Officer commences employment with the Company or a change in control (as defined in the 2023 Plan). Mr. Madsen is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage and the option to participate in the Company’s 401(k) Savings Plan. Mr. Madsen will not receive compensation paid to members of the Board while serving as Chief Executive Officer (but shall receive a prorated director equity grant for the year in which he returns to serving solely as a member of the Board).

Biographical and other information about Mr. Madsen required by Item 5.02(c) of Form 8-K is included in the Company’s proxy statement on Schedule 14A for its 2023 annual stockholders’ meeting filed with the SEC on March 31, 2023, and is incorporated herein by reference. There were no arrangements or understandings between Mr. Madsen and any other person pursuant to which Mr. Madsen was selected as an officer. There are no family relationships between Mr. Madsen and any director or executive officer of the Company required to be disclosed under Item 401(d) of Regulation S-K, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dave Boennighausen ceased serving as Chief Executive Officer of the Company, effective November 9, 2023. Subject to Mr. Boennighausen’s timely execution of a release agreement (and non-revocation in the time provided to do so), which includes a release of claims against the Company and its affiliates, Mr. Boennighausen will be entitled to receive the payments and benefits associated with a termination without Cause, as such term is defined in Mr. Boennighausen’s Employment Agreement, dated October 27, 2020, by and between the Company and Mr. Boennighausen, which was originally filed as Exhibit 10.1 attached to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on October 29, 2020. In accordance with Mr. Boennighausen’s Employment Agreement, Mr. Boennighausen has resigned from all other positions with the Company and its affiliates, including as a member of the Board.

Item 7.01. Regulation FD Disclosure.

On November 10, 2023, the Company issued a press release announcing the termination of Mr. Boennighausen and appointment of Mr. Madsen as interim Chief Executive Officer.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information contained in this Item 7.01 is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1*	Drew Madsen Offer Letter
10.2*	Restricted Stock Unit Agreement, dated November 9, 2023, between Noodles & Company and Drew Madsen
99.1	Noodles & Company Press Release dated November 10, 2023
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the Inline XBRL document.

*Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noodles & Company

By:	/s/ MIKE HYNES
Name:	Mike Hynes
Title:	Chief Financial Officer

DATED: November 13, 2023